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                                                                    Exhibit 99.6


                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF OKLAHOMA

In re:                                 )
                                       )
TOWER TECH, INC.,                      )   BK-00-20285-TS
                                       )   Chapter 11
                Debtor.                )

                      SUPPLEMENTAL ORDER CONFIRMING PLAN TO
               INCLUDE THIRD SUPPLEMENT TO PLAN OF REORGANIZATION
               --------------------------------------------------

     By order entered November 20, 2001 (the "Order Confirming Plan"), pursuant to 11 U.S.C. (S) 1129(a) this Court confirmed the plan of reorganization, filed by Tower Tech, Inc., on June 8, 2001, as amended on July 20, 2001, and supplemented on November 9, 2001, and November 15, 2001.

     The Order Confirming Plan is hereby supplemented to include the Third Supplement to Amended Plan of Reorganization of Tower Tech, Inc. (the "Third Supplement"). A copy of the Third Supplement is attached hereto and by reference made a part hereof.

     Any party wishing to object to the entry of the instant order shall, within ten (10) days of the date of the service thereof, file such objection and obtain from the Court a hearing on the objection at the earliest date available.

Dated: DEC 28 2001.
       -----------

                                  /s/ John TeSelle
                                  -------------------------------
                                  John TeSelle
                                  United States Bankruptcy Judge

Approved for entry:

/s/ Mark B. Toffoli
-------------------------
Mark B. Toffoli OBA #9045
Holbrook & Toffoli
2200 First National Center
120 North Robinson
Oklahoma City, Oklahoma 73102
(405) 232-8131
ATTORNEYS FOR TOWER TECH, INC.